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                                                                   EXHIBIT 10.15

                      SHAREHOLDER VALUE IMPROVEMENT PLAN-A
               AS AMENDED AND RESTATED EFFECTIVE OCTOBER 27, 1997


OVERVIEW

         The Shareholder Value Improvement Plan - A (Plan) is designed to encourage continued improvement in performance and operating results. The Plan's ultimate objective is to increase shareholder value. It provides a method for senior levels of management to share in the added value that they create by contributing to corporate performance improvement.

         The Plan provides for possible financial awards to eligible members of senior management if specified annual corporate and organizational unit goals are achieved and is intended to motivate senior levels of management toward taking actions that have long-term performance outcomes which improve shareholder value. For Plan years 1991, 1992 and 1993, a portion of approved awards was deferred for a specified period of time. Commencing with the 1996 Plan Year, recipients of Plan awards will be permitted, under specified conditions, to defer the payment of awards.

         The Plan measures calendar year performance. The current year's standards and requirements will be communicated annually.

ADMINISTRATION

         The Organization and Compensation Committee (Committee) of the Board of Directors is Plan Administrator with responsibility for the administration of the Plan. The Committee has the authority to interpret the provisions of the Plan and prescribe any regulations relating to its administration. The decisions of the Committee with respect to the administration of the Plan made prior to the occurrence of a Change in Control, as defined herein, shall be conclusive.

         The Committee, on an annual basis, will review and if appropriate, recommend to the Board of Directors for approval, the specific criteria for eligibility, the type and timing of awards and the manner of payment of awards (current and/or deferred), the performance measures and related weights to be used in computing award amounts for Plan Years 1991, 1992, 1993 and 1994 and the Performance Fund for Plan year 1995 and thereafter and the performance levels for each performance measure. The Board of Directors reserves the right to amend, suspend or terminate the Plan at any time (See "Awards"); provided, however, that on or after the occurrence of a Change in Control, as defined herein, no amendment, suspension or termination of the Plan may be made that adversely affects the rights of any person without his or her prior written consent.

         Current awards calculated under the terms of the Plan are not payable until such time as the Board's approval has been granted; provided, however, that notwithstanding the foregoing or any other provision of the Plan, after a Change in Control, as defined herein, such approval is not required with respect to awards thereafter payable in respect of any Plan year ending prior to the occurrence of the Change in Control. The Board of Directors reserves the right to reduce or cancel any awards that might otherwise be made if in its sole discretion it determines that the performance achieved is not indicative of an improvement in shareholder value. If such a determination is made, the Plan may be canceled or substantially modified with the result of terminating or decreasing any awards that might otherwise be made hereunder. Notwithstanding the foregoing or any other provision of the Plan, no award in respect of a Plan year ending prior to the occurrence of a Change in Control, as defined

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herein, may be reduced or cancelled, nor may the Plan be so cancelled or substantially modified, following the occurrence of a Change in Control.

         The Treasurer will be responsible for making award payments, for establishing and maintaining the equity and deferred accounts for award recipients, and for maintaining all necessary records regarding the valuation and payment of awards.

         The Vice President-Human Resources will assist the Committee in the development, administration and communication of the Plan.

ELIGIBILITY

         Only those individuals that hold and actively perform (where "hold and actively perform" excludes all temporary assignments, all step-up assignments and lengthy periods of absences) in positions of Vice President or above who receive at least a "satisfactory" or "solid" performance appraisal for the applicable calendar year will be eligible to participate in the Plan. The Board of Directors may at any time specify additional positions that may be eligible to participate in the Plan.

         Any person who is elected to an eligible position in The Detroit Edison Company will become eligible to participate in the Plan provided, however, that any such participant must hold, and actively perform in, one or more eligible positions for a total of at least seven months during a Plan year to receive any award under the Plan. Employees are not eligible to participate in the Plan if they are eligible to participate in any other Company incentive program (other than the Long Term Incentive Plan submitted to Common Shareholders for approval in April 1995 and the Executive Incentive Plan).

         Exceptions to the eligibility criteria may be authorized by the Board of Directors.

         Participation in the Plan does not guarantee continued employment with the Company.

AWARD OPPORTUNITY

         For Plan years 1991, 1992, 1993 and 1994, awards were calculated as a percent of pay based on the achievement of specific performance measures. Each performance measure was assigned performance levels and weights. The amount of an award was dependent upon the achieved level of performance, the associated weight and the applicable award opportunity percentage.

         For Plan years 1991, 1992, 1993 and 1994, the award opportunity percentage that applied to participants was determined by the eligible position that each applicable participant held and actively performed for at least seven months during the calendar year (Plan year). If during a calendar year participants held and actively performed in different eligible positions for a total of at least seven months, their award was calculated at the award level for the lowest eligible position they held provided that they did not hold and actively perform in a single eligible position for at least seven months, in which event the eligible position held for seven months was used for purposes of the Plan.

         Effective with the 1995 Plan year, awards, if any, will be payable from a fund ("Performance Fund") established by multiplying the base salary (including applicable amounts deferred under Company-sponsored benefit plans) of otherwise eligible members of senior management by a percent based upon the achievement of specific performance measures. (For purposes of the Performance Fund, base salary is defined as being the sum of the base salary of all otherwise eligible members of senior management who performed in one or more senior management positions for a total of at least seven months during the applicable calendar year which is also a Plan year.)

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PERFORMANCE MEASURES, LEVELS AND WEIGHTS

         The measures of performance and weight applicable to each Plan year will be communicated annually to all eligible employees.

AWARDS

         Award amounts for 1991, 1992, 1993 and 1994 were calculated with reference to the base salary paid during the applicable calendar year including certain amounts deferred under Company-sponsored benefit plans. Effective with the 1995 Plan year, award amounts will be payable from the Performance Fund and will be granted, in the sole discretion of the Board of Directors, to otherwise eligible members of senior management, in such amounts, if any, as are determined to be appropriate by the Board of Directors.

         For Plan years 1991, 1992, 1993 and 1994, if an otherwise eligible participant met the eligibility criteria but terminated employment and the termination was due to disability (where disability is defined as being eligible to receive a benefit under the Company's Long Term Disability Plan) or retirement (where retirement is defined as a resignation at age 55 or older and with at least 10 years of Company service or at age 65 or older) or died, such otherwise eligible participant remained eligible for a prorated award for the applicable Plan year.

         Awards under the Plan are not considered compensation for purposes of the Company's qualified and non-qualified savings plans, the Company's qualified and non-qualified retirement plans, insurance or any other Company-sponsored qualified or non-qualified employee benefit programs.

         See "Forfeiture" herein.

AWARD CALCULATION

         For Plan years 1991, 1992, 1993 and 1994, award amounts were calculated by multiplying a participant's base salary (as defined previously in "Awards") by the award percentage approved by the Board of Directors. Effective with the 1995 Plan year, awards, if any, will be payable from the Performance Fund in such amounts as deemed appropriate by the Board of Directors.

AWARD PAYMENT

         For Plan years 1991, 1992 and 1993, fifty percent (50%) of annual awards were paid as soon as practicable following approval by the Board of Directors. Effective with the 1994 Plan year, annual awards, if any, will be paid as soon as practicable following approval by the Board of Directors unless deferred as permitted herein.

         Effective with the 1996 Plan year, members of senior management will be permitted to defer the payment of 50% to 100% of an approved award that is payable prior to the occurrence of a Change in Control, as defined herein, for a period of from one to five years ("Deferred Awards"). A Deferred Award Account will be established for each award recipient with a timely Deferral Notice on file with the Company. Deferrals must be irrevocably submitted prior to the commencement of the Plan year during which the services giving rise to the award will be performed on a form ("Deferral Notice") to be furnished by the Company. For example, a Deferral Notice for an award to be based on 1996 performance must be filed with the Company by the end of 1995. Once filed with the Company, the Deferral Notice may not be changed or revoked.

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         For Plan years 1991, 1992 and 1993, fifty percent (50%) of the annual awards were converted to equity units and deferred for a three-year period. This deferred portion of the approved award was deemed to be invested, prior to January 1, 1996, in Company Common Stock, and, effective January 1, 1996, in the common stock of DTE Energy Company (the common stock of the Company and of DTE Energy Company, as applicable, are referred to herein as "Common Stock"), by converting the award into equity units equal in value to the average of the high and low sales prices of Detroit Edison Common Stock as listed in the Wall Street Journal for the New York Stock Exchange Composite Tape, on the last business day on which such stock was traded in the Plan year to which the award related. Equity units were credited to each participant's unfunded equity account as described in the section entitled "Equity Units".

         See "Forfeiture" herein.

EQUITY UNITS

         For Plan years 1991, 1992 and 1993, unfunded equity accounts were created for each participant and fifty percent (50%) of the approved award was converted into equity units. Subsequently, as dividends were and are paid on Common Stock, a dividend was and will be deemed to be paid on each equity unit in an amount equal to the dividend which is declared and paid on the Common Stock. Deemed dividends have been and will be converted to equity units equal in value to the average of the high and low sales prices of the Common Stock as listed in the Wall Street Journal for the New York Stock Exchange Composite Tape on the dividend payment date, or if such day was not or is not a business day, on the business day immediately preceding the dividend date. Equity units created as a result of deemed dividends have been and will be credited to each participant's unfunded equity account as of the dividend payment date, or if such day was or is not a business day, on the business day immediately preceding the dividend date.

         The value of equity units is subject to appreciation and depreciation depending upon the trading price of the Common Stock as listed in the Wall Street Journal for the New York Stock Exchange Composite tape.

DEFERRED AWARD ACCOUNTS

         Effective for Plan Year 1996 and thereafter, Deferred Award Accounts will be established for each recipient with a timely Deferral Notice on file as soon as practicable following Board approval of an award. Amounts in Deferred Award Accounts will be deemed to earn interest at a rate calculated on the last business day of each month with reference to the Five-Year United States Treasury Bond rate, as reported in a nationally-recognized financial service.

         Deferred Awards, including deemed earnings thereon, will be payable as soon as practicable in the calendar year selected by an award recipient in the Deferral Notice. In the event that a participant with a Deferred Account dies, retires or terminates employment with the Company and its Affiliates prior to the time established for payment in the Deferral Notice, such participant's Deferred Account, plus earnings thereon, shall be paid to such participant or participant's designated beneficiary as soon as possible thereafter. For purposes of the Plan, the term "Affiliate" shall mean any parent of the Company or any entity in which the Company or any parent of the Company directly or indirectly beneficially owns more than 50% of the voting securities.

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EQUITY ACCOUNT PAYMENTS

         The value of the equity units established for Plan Years 1991, 1992 and 1993 will be paid to the eligible participant in a lump sum cash payment after the end of the third year following the year to which the award relates provided the participant is actively employed by the Company or an Affiliate at the end of the third year (December 31) of the three-year award deferral period. (For example, the value of an equity account that is based on the 1992 Plan year is payable as soon as practicable during 1996.) In the event that the participant terminates employment prior to the end of the third year following the year to which the award relates, and the termination is due to disability (where disability is defined as being eligible to receive a benefit under a long-term disability plan of the Company or an Affiliate) or retirement (where retirement is defined as a resignation at age 55 or older and with at least 10 years of service with the Company and its Affiliates or at age 65 or older), the total value of any or all unfunded equity accounts will be converted to cash and paid as soon as practicable in a lump sum cash payment to the participant. In the event that the participant dies, the total value of all unfunded equity account balances will be paid as soon as practicable in a lump sum cash payment.

         The value of the unfunded equity account will be determined by multiplying the number of equity units in the account by the average of the high and low sales prices of Common Stock, as listed in the Wall Street Journal for the New York Stock Exchange Composite Tape, on (1) the day the three-year period ends; (2) the day the employee terminates employment due to disability (last day of employment); (3) the day the employee dies (official date of death); or (4) the day the employee retires (last day of employment), as applicable. If the day the three-year period ends or the last day of employment or date of death is not a business day, the deferred award will be valued on the preceding business day. If the date of a participant's termination of employment due to disability or retirement as defined herein or death or the day after such three-year period ends falls within the record date and the associated dividend payment date for the Common Stock, then such dividend will be deemed to be paid on the equity units in the participant's unfunded account. The value of such deemed dividend will be paid in cash.

FORFEITURE

         Eligible participants who are discharged or resign from the Company and its Affiliates (except for terminations due to disability or retirement as defined herein or death) prior to the end of the third year following the year to which an award required to be deferred by the Company relates will forfeit the value of the equity units.

         Unless the termination is the result of disability, death or by normal or early retirement as defined herein, a participant will forfeit an annual award, including any portion required to be deferred by the Company, if the participant is not actively employed by the Company or an Affiliate at the end of the Plan year (December 31).

         Deferred Accounts are not subject to forfeiture.

FUNDING STATUS

         Benefits under the Plan including any equity accounts and Deferred Accounts are payable solely from the general assets of the Company and shall remain unfunded and unsecured (under federal income tax laws and Title I of the Employee Retirement Income Security Act of 1974, as amended) during the entire period of the Plan's existence. The participant, the participant's spouse or beneficiary are merely general creditors of the Company and the obligations of the Company hereunder are purely contractual and shall not be funded or secured in any way. If and to the extent the Company chooses

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to actually invest in any Common Stock, assets acquired by the Company shall remain the sole property of the Company, subject to the claims of its general creditors, and shall not be deemed to form part of the participant's unfunded equity account. Nothing herein, however, shall preclude the Company from segregating assets which are intended to be a source of payment of benefits under the Plan.

NON-ALIENABILITY AND NON-TRANSFERABILITY

         The right of a participant, participant's spouse or beneficiary to payment of any benefit or deferred compensation hereunder shall not be alienated, assigned, transferred, pledged or encumbered and shall not be subject to execution, attachment or similar process. No participant may borrow against the unfunded equity or deferred account established for his or her benefit hereunder. No account shall be subject in any manner to alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, whether voluntary or involuntary, including but not limited to any liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of any employee. Any attempted assignment, pledge, levy or similar process shall be null and void and without effect.

BENEFICIARY DESIGNATION

         Each eligible participant may name any beneficiary to whom awards under the Plan are to be paid in case of the eligible participant's death before he/she receives an award hereunder. Each designation will revoke all prior designations by the eligible participant and shall be on a form prescribed by the Plan Administrator and will be effective only when filed by the eligible participant with the Treasurer. In the absence of any such designation, awards due shall be paid to the participant's (1) life insurance beneficiary designated by the participant with respect to life insurance maintained by the Company for the benefit of the participant, or, in the absence of a designated life insurance beneficiary, (2) to the participant's estate.

CHANGE IN CONTROL

A change in control ("Change in Control") for purposes of the Plan shall have occurred if at any time on or after October 1, 1997 any of the following events shall occur:

         (1) DTE Energy Company ("DTE") is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than 55% of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction is held in the aggregate by the holders of the then-outstanding securities entitled to vote generally in the election of directors (the "Voting Stock") of DTE immediately prior to such transaction;

         (2) DTE sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer, less 55% of the combined voting power of the then-outstanding Voting Stock of such corporation or person immediately after such sale or transfer is held in the aggregate (directly or through ownership of Voting Stock of DTE or a Subsidiary (as hereinafter defined)) by the holders of Voting Stock of DTE immediately prior to such sale or transfer;

         (3) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor

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                  schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange
                  Act) of securities representing 20% or more of the combined voting power of the then-outstanding Voting Stock of DTE;

         (4) If, during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of DTE cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this paragraph (4) each director who is first elected, or first nominated for election, by DTE's stockholders, by a vote of at least two-thirds of the directors of DTE (or a committee thereof) then still in office who were directors of DTE at the beginning of any such period will be deemed to have been a director of DTE at the beginning of such period; or

         (5) The approval of the shareholders of DTE of a complete liquidation or dissolution of DTE.

                  Notwithstanding the foregoing provisions of paragraph (3) above, unless otherwise determined in a specific case by majority vote of the Board of Directors of DTE, a "Change in Control" shall not be deemed to have occurred for purposes of paragraph (3) solely because (i) DTE, (ii) an entity in which DTE directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock (a "Subsidiary"), or (iii) any DTE-sponsored employee stock ownership plan or any other employee benefit plan of DTE or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 20% or otherwise.

In the event a Change in Control occurs during a Plan year, then, notwithstanding anything to the contrary in the foregoing provisions of the Plan, including but not limited to the Section entitled "Administration", no payments of Awards shall be made under the foregoing provisions of the Plan for such Plan year, but instead,

         (a) each Vice President and above at The Detroit Edison Company during the Plan year employed by the Company or an Affiliate immediately prior to the date on which the Change in Control occurs,

         (b) and each Vice President and above at The Detroit Edison Company who had terminated employment with the Company and its Affiliates during the Plan year by reason of retirement or disability (as such terms are defined above under "Awards") or death prior to the occurrence of the Change in Control but after having held and actively performed in one or more such positions for a total of at least seven months during the Plan year, shall have a right (or, in the case of the person's death, his or her beneficiary shall have the right) to an immediate cash payment of an amount determined by multiplying (i) the individual's actual base salary

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(including applicable amounts deferred under Company-sponsored benefit plans)
earned during the Plan year while a Vice President and above at The Detroit Edison Company prior to the occurrence of the Change in Control or earlier termination by retirement, disability or death, by (ii) the individual's applicable target percent of salary by position for the Plan year based on the assumption that established performance targets were met. Such payments shall be made within 30 days after the date on which the Change in Control occurs without the necessity of approval of the Board of Directors.

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